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                                                                    EXHIBIT 23.7

                            CONSENT OF MERRILL LYNCH

         We hereby consent to the use of our opinion letter dated August 4, 1999 to the Board of Directors of Health Care Property Investors, Inc. included as Annex C to the Proxy Statement and Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of American Health Properties, Inc., with Health Care Property Investors, Inc. and to the references to such opinion in such Proxy Statement and Prospectus under the captions "Opinion of Financial Advisor to HCPI," "The Merger - Background of the Merger" and "The Merger - Recommendations of the Board of Directors of HCPI; HCPI's Reasons for the Merger," and to the inclusion of the foregoing opinion as "Annex C" to the above mentioned Proxy Statement and Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the "Securities Act") or the rules and regulations of the Securities Exchange Commission thereunder (the "SEC"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement with the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the SEC thereunder.

                                            /s/ MERRILL LYNCH, PIERCE, FENNER
                                                & SMITH INCORPORATED

September 24, 1999